LICENSE AGREEMENT

THE LICENSE AGREEMENT (the "License"), dated the 31st day of August, 2021 is made between J.C.R. Medical Equipment Inc., a Florida Corporation ("Licensor"), and Earth Science Tech, Inc., a Nevada corporation ("Licensee").

RECITALS

WHEREAS, pursuant to that certain LEASE AGREEMENT dated as of April 24, 2020, (the "Lease") between RM 10650 LLC, as landlord ("Landlord") and Licensor as tenant, the Licensor has leased approximately 13,000 / sq. ft. gross of office and warehouse space located at 10650 NW 29th Terrace Doral, FL 33172 (the "Premises"); and

WHEREAS, Licensor and Licensee desire to enter into this License to provide Licensee permission to use approximately 1,000, sq. ft. gross of the of office and warehouse space located at 10650 NW 29th Terrace Doral, FL 33172 (the "Licensed Premises"), subject in all cases to the terms, covenants and conditions of this License.

TERMS

NOW, THEREFORE, in consideration of the sum of Twelve and 00/100 Dollars ($12.00), other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and of the agreements of the parties hereinafter set forth, Licensor and Licensee hereby agree as follows:

1. **TERM.** Licensor hereby grants to Licensee a non-transferable License for the use of the Licensed Premises. The term of the License (as the same may be extended from time to time, the "Term") shall commence on September 1, 2021 and shall end on September 1, 2022 (such date, the "Fixed Expiration Date"), or such earlier date on which the Term may be terminated pursuant to the provisions of this License Agreement (the "Expiration Date"); provided, however, in all cases this License Agreement shall be deemed to have been terminated on the date that is one (1) day prior to the date of termination of the Lease.

2. **LICENSED PREMISES.** Licensor shall have no liability whatsoever for any delay in delivery of the Licensed Premises. If Licensee occupies the Licensed Premises prior to the Commencement Date, Licensee agrees that all of the terms and conditions of this License shall be applicable thereto except that Licensee shall not be obligated to pay the Fixed License Fee until the Commencement Date. Licensee agrees and acknowledges that this License does not create or constitute a lease, sublease, assignment or easement nor does it provide Licensee with any form of leasehold interest in the Licensed Premises or the Property. Licensee is only being granted a temporary license to enter upon, occupy, and use the Licensed Premises for the duration of the Term. Licensee shall not utilize the Licensed Premises or other portions of the Property, or allow access thereto or use thereof, except pursuant to the terms and conditions of this License.

3. **USE**. Licensee may only use the Licensed Premises for storing its products and for normal office use and storage of books and records (collectively, the "Permitted Use").

4. **LICENSE FEES.** Licensee shall pay Licensor an annual fixed license fee of Twelve and 00/100 Dollars ($12.00) (the "Fixed License Fee") for each twelve (12) month period of the Term commencing on the Commencement Date (each, a "License Year"), payable upon execution of this License Agreement.

5. **END OF TERM**. Upon the expiration of the Term or earlier termination of this License, Licensee will surrender the Licensed Premises broom clean, in good order and condition, ordinary wear and tear excepted, and Licensee will remove all of its property therefrom and repair any damage caused by the removal thereof, including, without limitation, any damage to the walls or floor. All property of Licensee not removed on or before the last day of the Term shall be deemed abandoned, and Licensee appoints Licensor as Licensee's agent to remove, at Licensee's sole cost and expense, all of Licensee's property from the Premises upon termination of this License. Licensor will not be liable for damage, theft, misappropriation or loss thereof or in any manner with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this License as of the Effective Date.

LICENSOR:
J.C.R. Medical Equipment Inc, a Florida corporation

By:

Name: Jose Rodriguez

Its: Authorized Agent

Title: President

LICENSEE:
Earth Science Tech, Inc.,
a Nevada corporation

By:

Name: Nickolas Tabraue

Its: Authorized Agent

Title: President and CEO

EXHIBIT A

6. **DEPICTION OF LICENSED PREMISES**
7. **[See Attached]**

ARTICLE VIII. ASSIGNMENT, SUBLEASES, AND TRANSFERS.

8.1 Transfer by Tenant. The Tenant shall not enter into, consent to, or permit any Transfer, as hereinafter defined, without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld. For purposes of this Lease, "Transfer" means an assignment of this Lease in whole or in part; a sublease of all or any part of the Premises; any transaction whereby the rights of the Tenant under this Lease or to the Premises are transferred to another; any mortgage or encumbrance of this Lease or the Premises become security for any indebtedness or other obligations; and if Tenant is a corporation or a partnership, the transfer of a controlling interest in the stock of the corporation or partnership interests, as applicable. If there is a permitted Transfer, the Landlord may collect rent or other payments from the transferee and apply the net amount collected to the rent or other payments required to be paid pursuant to this Lease but no acceptance by the Landlord of any payments by a transferee shall be deemed a waiver of any provisions hereof regarding Tenant. Notwithstanding any Transfer, the Tenant shall not be released from any of its obligations under this Lease. The Landlord's consent to any Transfer shall be subject to the further condition that if the Minimum Rent and additional rent pursuant to such Transfer exceeds the Minimum Rent and additional rent payable under this Lease, the amount of such excess shall be paid to the Landlord. If, pursuant to a permitted Transfer, the Tenant receives from the transferee, either directly or indirectly, any consideration other than Minimum Rent and additional rent for such Transfer, either in the form of cash, goods, or services, the Tenant shall, upon receipt thereof, pay to the Landlord an amount equivalent to such consideration.